Exhibit 5.1

Perkins Coie LLP 1900 Sixteenth Street Suite 1400 Denver, CO 80202-5255	T. +1.303.291.2300 F. +1.303.291.2400 perkinscoie.com

September 11, 2025

Energous Corporation

3590 North First Street, Suite 210

San Jose, California 95134

Ladies and Gentlemen:

We have acted as counsel to Energous Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (File No. 333-283819), declared effective by the Commission on February 12, 2025 (as amended, the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated September 10, 2025, filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the proposed issuance and sale by the Company of (1)(i)(a) 120,000 shares (“Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (b) pre-funded warrants to purchase an aggregate of 465,347 shares of Common Stock (the “Pre-Funded Warrants”) and (c) warrants to purchase an aggregate of 585,347 shares of Common Stock (together with the Pre-Funded Warrants, the “Warrants”), and (ii) the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and (2)(i) warrants to purchase an aggregate of 40,974 shares of Common Stock (the “Placement Agent Warrants”), and (ii) the shares of Common Stock issuable upon exercise of the Placement Agent Warrants (the “Placement Agent Warrant Shares”). The Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “RDO Securities.” The Placement Agent Warrants and the Placement Agent Warrant Shares are collectively referred to herein as the “Placement Agent Securities.” The RDO Securities and the Placement Agent Securities are collectively referred to herein as the “Securities.” The RDO Securities will be issued pursuant to a Securities Purchase Agreement, dated September 10, 2025, between the Company and the investor signatory thereto (the “Securities Purchase Agreement”). The Placement Agent Securities will be issued pursuant to the Engagement Letter, dated as of July 9, 2024, as amended on December 20, 2024 and August 20, 2025 (the “Original Engagement Letter”), between the Company and H.C. Wainwright & Co., LLC (“Wainwright”), and the Engagement Letter Joinder Agreement, dated as of September 10, 2025 (the “Joinder Agreement” and, together with the Original Engagement Letter, the “Engagement Letter”), by and among the Company, Wainwright and Rodman & Renshaw LLC.

We have examined the Registration Statement, the Prospectus, the Securities, the Securities Purchase Agreement, the Engagement Letter and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that:

1.	The Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of such Shares, (ii) the issuance and delivery of such Shares in accordance with the Securities Purchase Agreement and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Securities Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	Upon (i) the offering and sale of the Warrants in accordance with the Securities Purchase Agreement, (ii) the Warrants having been duly executed and delivered by the Company, and (iii) receipt by the Company of the consideration for the Warrants in accordance with the terms of the Securities Purchase Agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	The Warrant Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of the Warrant Shares, and (ii) delivery and payment therefor upon exercise of the Warrants in accordance with their respective terms, the Warrant Shares will be validly issued, fully paid and non-assessable.

4.	Upon (i) the issuance of the Placement Agent Warrants in accordance with the Engagement Letter, (ii) the Placement Agent Warrants having been duly executed and delivered by the Company, and (iii) receipt by the Company of the consideration for the Placement Agent Warrants in accordance with the terms of the Engagement Letter, the Placement Agent Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.	The Placement Agent Warrant Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of the Placement Agent Warrant Shares, and (ii) delivery and payment therefor upon exercise of the Placement Agent Warrants in accordance with their respective terms, the Placement Agent Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP